Exhibit 10.1

2007 Equity Program
Terms, Conditions and FAQs

This is a summary of the material terms and conditions of the 2007 Equity Program. The DIRECTV Group, Inc. Stock Plan (the “Plan”) and Prospectus govern the awards, receipt of which is hereby acknowledged, and is incorporated herein by this reference.

TERM OR CONCEPT	EXPLANATION
Company	DIRECTV Group and its Subsidiaries
Eligibility

Full-time employees at the level of Senior Managers and above; new employees must be hired and actively working before the grant date to receive an RSU grant. Promotions that would result in an increase in target RSUs must be effective by January 1, 2007 for employees to be eligible for the increased target grant.

Awards	DIRECTV Restricted Stock Units (RSUs or Units); distributed in DIRECTV (DTV) shares
Performance Period	3-year Performance Period (January 1, 2007 – December 31, 2009)
Adjustment Factor	This factor is the percentage (0% to 120%) used at the end of the 3-year performance period to determine your shares earned based on the Company’s performance to the Performance Measures listed below.
Performance Measures (Weighting)

•  Growth in Annual Cash Flow Before Interest and Taxes (40% weighting)

•  Annual OPBDA Growth (40% weighting)

•  Annual Revenue Growth (20% weighting)

•  Each of these measures is determined as the percentage growth from the prior year-end DIRECTV Group results.

Performance Determined Annually

•  At the end of each year, the Company assesses achievement against the targets.

•  Achieving above the target increases the performance payout percentage for each measure, up to the maximum for that measure. Achieving less than target reduces the performance payout percentage for that measure, down to the threshold for that measure.

•  Each year the performance levels are determined for each measure. These are weighted and added together to get the Annual Performance Factor for that year.

•  At the end of the three years, the overall performance is the sum of the Annual Performance Factors divided by three; this is the Adjustment Factor. If the Adjustment Factor exceeds 120%, the award is capped at 120%.

TERM OR CONCEPT	EXPLANATION
Distribute Shares at the End of Three Years

•  As soon as practicable after the end of the Performance Period, the Company determines the Adjustment Factor. The Company will multiply the total number of RSUs granted to an employee by the Adjustment Factor to determine the number of shares to distribute.

•  Once the Adjustment Factor is determined, the shares will be distributed to you (minus applicable tax withholding) and then are yours to sell or hold as your wish.

•  Upon distribution, the shares will be directly deposited into an account in your name with the Company’s stock plan administrator (Morgan Stanley). Account and tax information will be distributed shortly thereafter.

Taxes

•  Your award is taxable at the time of distribution, which is when you receive your shares of DTV stock if the performance goals are met.

•  The applicable withholding taxes are due upon distribution, whether or not you sell your shares. The Company will withhold shares of stock to satisfy the applicable tax withholdings, so you will receive shares net of tax withholdings.

•  Please consult with your personal tax or financial advisor for more information regarding the tax consequences of your award.

Continued Employment

Continued employment or service through the end of the Performance Period is required as a condition to receiving your award and the rights and benefits under the plan. Partial employment or service, even if substantial, during the Performance Period will not entitle any proportionate award, or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as otherwise provided in the “Impact of Termination” section below.

Impact of Termination	If you should leave the company for any reason within the first calendar year of the Performance Period, your award is forfeited.
• Resignation or Termination for Cause	If you resign from the Company or are terminated for cause at any time, you forfeit all awards.
• Termination Without Cause (e.g., Layoff • Retirement • Long-Term Disability or Death

•  You are eligible for a pro-rated award based on the number of calendar years of service (January through December) completed during the Performance Period and on plan performance assessed at the end of the Performance Period.

•  Any shares earned will be distributed as soon as practicable in the year following the end of the Performance Period.

Impact of Leave of Absence

•  Absence from work caused by military service, authorized sick leave, or other leave approved by the Company will not be considered a termination of employment by the Company if reemployment upon the expiration of the leave is required by contract or law, or if the leave is for a period of not more than 90 days.

•  The Company reserves the right to adjust grants for employees on leave in excess of 90 days.